EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and General Release (hereinafter, the “Agreement”) is made and entered into this 21st day of April, 2014 by and between Regina R. Lee (hereinafter referred to as “Executive”), and Automatic Data Processing, Inc. (hereinafter referred to as the “Company”).

In exchange for the mutual promises contained herein, Executive and the Company, intending to be bound hereby, covenant and agree as follows:

1.           Executive’s employment with the Company will terminate at the close of business on December 31, 2014 (the “Separation Date”).   As of December 31, 2014, Executive will cease to be an officer of the Company.

2.           The Company and Executive further agree to the following:

(a)         The Company will pay Executive a separation payment in the total gross amount of $530,500.    This separation payment shall be paid out in 12 equal monthly installments of $44,208.33 per month (the “Monthly Installments”) between the Separation Date and the one year anniversary of the Separation Date.   The Monthly Installments shall be made on the Company’s regular monthly pay dates.

(b)         Executive shall be entitled to be paid a bonus in accordance with the Company’s customary cycle (based upon a full year target bonus of $424,000) in respect of FY’14 in accordance with achievement of the associated performance objectives.  Executive shall also be entitled to be paid a bonus in respect of the first six months of FY’15 equal to $212,000; such bonus shall be paid to Executive on or prior to December 31, 2014.

(c)         With respect to the Company’s performance based restricted share and performance based restricted unit programs, the Executive shall be entitled to receive:  (i) 12,000 PBRS shares awarded in September 2012  (vesting of such shares to occur in September 2014), (ii) the shares earned in respect of the September 2013 target award of 11,000 PBRS shares, subject to the achievement of the Company’s performance goals applicable to such award, with vesting of such shares to occur in September 2015, and (iii) 30/36 of the share units earned in respect of the September 2013 target award of 11,000 PSU units, subject to the achievement of the Company’s performance goals applicable to such award, with any such award to be paid within 20 business days of September 1, 2016.  All other terms of the PBRS and PSU programs shall remain in full force and effect.

(d)         The Company will pay Executive for her accrued and unused vacation as of the Separation Date.

(e)         The Company will reimburse Executive for outstanding expenses properly incurred through the Separation Date that are submitted to the Company no later than the third business day following the Separation Date.   All such expenses will be reimbursed in accordance with the Company’s existing policy.

(f)         The Company will allow Executive to keep the car leased to her by the Company through December 31, 2015; upon such date, Executive shall return such car to Company.   Michael Beiger, Sr. Director Global Fleet Management, will coordinate the details of such transfer with Executive.

(g)         Executive and any eligible dependents will be eligible to enroll in the ADP Executive Retiree Medical Plan (the “Retiree Medical Plan”) as of January 1, 2015, in accordance with the terms of the Retiree Medical Plan, which has not been modified in any way by the Agreement.  Executive’s other welfare benefits (medical, dental, vision, wellness, life, long-term disability, Flexible Spending Accounts (“FSA”), Accidental Death & Dismemberment Insurance, Business Travel Accident Insurance, Personal Accident Insurance and any other welfare benefits the Company may provide) will terminate effective the Separation Date.  This paragraph (g) shall not be deemed to affect the conversion rights under any life insurance plans.  Executive will have the right to continue medical, dental, prescription drug, vision and FSA benefits as permitted by law under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and will not incur a break in service if she elects COBRA.  Executive will be separately notified of conversion privileges, if any, for Executive’s other health and welfare benefits.  Unless otherwise specifically stated herein, nothing in the Agreement constitutes a waiver of any claim for health or long term disability benefits that accrue prior to the Separation Date.  Such claims will be processed according to the terms and conditions of the controlling plan documents.  Those plans have not been modified in any way by the Agreement.

(h)         Executive agrees to abide by all of the terms and conditions of agreements with the Company executed in connection with all ADP stock options or restricted stock previously granted to Executive (the “Stock Agreements”), and that any non-competition period, as defined in any such Stock Agreements, shall not terminate until 24 months after the Separation Date.  All outstanding unvested ADP stock options previously granted to Executive will continue to vest through December 31, 2018, and Executive shall have until January 31, 2019 to exercise any outstanding vested options.  Notwithstanding the foregoing, (A) Executive shall only have until January 31, 2018 to exercise any outstanding vested options under Executive’s stock option grant dated January 31, 2008 and (B) all vested stock options must be exercised prior to their original expiration date, regardless of the exercise periods set forth herein.  All vested stock options that are not exercised within the time periods set forth above will be cancelled.

(i)          Executive understands and acknowledges that for a period of six (6) months following her last date of active employment she will continue to be a “Restricted Person” as such term is used in the Company’s Insider Trading Policy, and she will continue to abide by all rules and limitations applicable thereunder to Restricted Persons.

(j)          For purposes of the Automatic Data Processing, Inc. Retirement and Savings Plan and/or the Automatic Data Processing, Inc. Pension Retirement Plan (collectively referred to as the “Plans”), Executive will be considered a terminated employee as of the Separation Date.  As such, contributions, vesting, matches and other service based benefits, rights and features accorded to employees have terminated as of the close of the Separation Date.   For the purpose of clarity, Executive shall be entitled to a Company match of any contributions made by Executive to the Automatic Data Processing, Inc. Retirement and Savings Plan through the end of calendar 2014.  All the terms and conditions of the Plans will be governed by the controlling plan documents.  The Plans have not been modified in any way by the Agreement.

(k)         Executive’s participation in the Automatic Data Processing, Inc. Amended and Restated Employees’ Savings-Stock Purchase Plan (the “Purchase Plan”) will end as of the Separation Date.

Executive shall be issued stock and/or reimbursed for payments made to the Purchase Plan in accordance with its terms.

(l)          The Company will pay the costs associated with (i) the closing of the sale of Executive’s home in Morristown, New Jersey, plus (ii) the moving of her household goods from her Morristown, New Jersey home to another location agreed to by the Company, up to a total of $125,000.  Any taxes due with respect to this payment shall be borne by Executive.

(m)        Any use of the term “Restrictive Covenant” in the Agreement shall mean any non-competition, non-solicitation, non-disparagement, non-disclosure or confidentiality obligations reflected in the provisions of this Agreement or any other agreement with the Company that Executive has entered into, or any Company plan, policy or arrangement that applies to Executive.     If Executive violates any Restrictive Covenant prior to either the payment of any amounts under this Agreement or the vesting of any rights or lapsing of any restrictions on any ADP equity as described hereunder (and as further set forth in paragraph 2(n) hereunder specifically regarding the SORP), then, in addition to the exercise of any other rights Company may have as a consequence of such breach, Executive will have immediately forfeited the receipt of any cash payments otherwise owing hereunder as well as the benefit of the vesting of any rights or lapsing of any restrictions on any ADP equity Executive would otherwise expect to receive hereunder.

(n)         Executive is a “Participant” as defined in the Automatic Data Processing, Inc. Amended and Restated Supplemental Officers Retirement Plan (the “SORP”).  Executive’s benefits under the SORP shall be determined in accordance with, and under the terms of, the SORP.  Among other things, the SORP provides that if a Participant violates the non-competition provisions of any agreement she has entered into with the Company within 24 months after the Separation Date, such Participant shall forever and irrevocably forfeit all benefits otherwise due her under the terms of the SORP.  The SORP will not have been deemed modified in any way by this Agreement.  For purposes of the 24-month non-competition provision under the SORP, Executive shall be considered to have terminated employment with the Company as of the Separation Date.

(o)         Executive’s heirs, representatives, assigns or estate shall be entitled to any payments pursuant to paragraph 2 of this Agreement in the event of Executive’s death, for any period subsequent to Executive’s death.

(p)         The Company shall withhold from any payment made under this Agreement any applicable federal, state and local taxes and social security taxes, as well as any other standard deductions.

3.           Executive and the Company (which, for purposes of this paragraph 3, shall include any of the Company’s affiliates), agree to the following with the proviso exceptions herein also applying to any similar restrictive covenant:

(a)         Executive agrees to notify Dermot O’Brien, ADP’s CHRO, of her intent to accept any offer of employment commencing prior to the second anniversary of the Separation Date for the purpose of confirming that commencing such employment will not otherwise violate a Restrictive Covenant.    Executive agrees to inform Mr. O’Brien of (i) the entity making such offer (including the name of the ultimate corporate parent entity, if the entity making the offer is a subsidiary or division with a different name from the ultimate parent company), and (ii) the scope of duties and title of the position to be filled, both by telephone (973-974-5000) and in writing to One ADP Boulevard, M/S 427, Roseland, NJ 07068, with a copy to Michael A. Bonarti, One ADP Boulevard, M/S 450, Roseland, NJ 07068, or by email to dermot.obrien@adp.com, with a copy to michael.bonarti@adp.com.    Mr. O’Brien will undertake to respond to Executive’s notice within two business days of receipt of Executive’s written notice.

(b)         Executive agrees that she will not, at any time after the Separation Date, use or disclose to any person, corporation, partnership or other entity whatsoever, any confidential information, trade secrets or proprietary information of the Company, its vendors, licensors, marketing partners, clients or prospects learned by Executive during her employment and/or any of the names and addresses of clients and prospects of the Company, provided that Executive may comply with legal process in accordance with the notice provisions as set forth in paragraph 3(l) below.

(c)         Executive agrees that all books, handbooks, manuals, files, papers, memoranda, letters, facsimile or other printed, electronic or audio communications that she has in her possession that were created, written, authorized, signed, received, sent or transmitted during her employment or that are in any way related to the Company or any of its business activities remain the property of the Company and have not been removed from and/or will be returned to the Company’s offices on or before the Separation Date.

(d)         Executive agrees, on or before the Separation Date, to return all property belonging to the Company, including but not limited to any personal computers or laptops, any tablet devices, any telephones and any other electronic equipment, as well as any associated software, whether issued by the Company to Executive for home or office use.

(e)         From the Separation Date through the second anniversary of the Separation Date, Executive will not, directly or indirectly, hire, solicit, recruit or encourage to leave the Company’s employ any employee of the Company or hire, solicit, recruit or contract with any former employee of the Company within one year after the date such person ceased to be an employee of the Company.

(f)          The following definitions shall apply to paragraphs 3(g) and 3(h).

(i)          “Business of ADP”  means:  The Company is a global provider of (A) business outsourcing and human capital management solutions, including, without limitation, human resource, payroll, time, attendance and labor management, pre-employment, talent management, compliance and payment solutions, tax and benefits and retirement administration solutions and employment administration outsourcing solutions, (B) practice management and electronic health records software to medical service providers and other third parties, and outsourced medical billing solutions, and (C) technology based solutions and other products and services (including, without limitation, integrated dealer management systems, digital marketing solutions and other business management solutions) to auto, truck, motorcycle, marine, recreational vehicle, heavy equipment, and other motor vehicle manufacturers, distributors, and retailers.  The Company also provides workers compensation and health insurance in the United States and Canada through its licensed insurance agencies and consulting services relating to its business outsourcing and human capital management solutions.  The Company also provides data-driven business intelligence on issues in human capital management, employment, and workforce trends.

(ii)         “Clients” means any individual, corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, or government entity for whom the Company provided or provides products or services in connection with the Business of ADP or whom the Company has actively solicited in connection with the Business of ADP.

(iii)       “Competing Business” means any individual (including Executive), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is engaged in any business or enterprise that is the same as, or substantially the same as, the Business of ADP for that part of the business in which Executive has worked or to which Executive has been exposed during her employment with the Company.

(g)         From the Separation Date through the second anniversary of the Separation Date, Executive will not, directly or indirectly, own, manage, operate, join, control, be employed by or with, or participate in any manner with a Competing Business where so doing would require Executive to (i) provide the same or substantially similar services to a Competing Business as those which Executive provided to the Company while employed or (ii) use or disclose the Company’s trade secrets.     After the Separation Date, however, nothing shall prevent Executive from owning, as an inactive investor, securities of any competitor of the Company which is listed on a national securities exchange.

(h)         From the Separation Date through the second anniversary of the Separation Date, Executive will not, either on her own behalf or for any Competing Business, directly or indirectly, solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from any Client for the purposes of providing products or services that are the same as or substantially similar to those provided in the Business of ADP, for any Client: (i) whom the Company provides products or services in connection with the Business of ADP; (ii) whom the Company has provided products or services in connection with the Business of ADP and with whom the Company reasonably expects business within the two (2) year period following the Separation Date; (iii) whom the Company has actively solicited in connection with the Business of ADP within the two (2) year period

prior to the Separation Date; or (iv) about whom Executive has any trade secret information.   From the Separation Date through the second anniversary of the Separation Date, Executive also agrees that she will not wrongfully induce or encourage or attempt to wrongfully induce or encourage any Clients to cease doing business with the Company or materially alter their business relationship with the Company.

(i)          Executive agrees that she shall not disparage or induce or encourage others to disparage the Company, its services, products or any of its current or former affiliates, members, offices, directors, employees or agents.  The foregoing shall not be violated by actions to enforce this Agreement or compliance with legal process or governmental inquiry provided Executive follows the notice provisions as set forth in paragraph 3(l) below.

(j)         Executive agrees that a violation of any Restrictive Covenants, including the foregoing covenants set forth in this paragraph 3, will cause irreparable injury to the Company.  Accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity (including, without limitation, those specifically set forth in paragraphs 2(m) and 2(n) above), to an injunction enjoining and restraining Executive from doing or continuing to do any such act.

(k)         Executive agrees to reasonably cooperate with the Company, and to provide all information and sign any corporate records and instruments that the Company may hereafter reasonably request with respect to any matter involving her present or former relationship with the Company (including any direct or indirectly held subsidiaries), the work she has performed, or any present or former employees or clients of the Company.

(l)          Executive agrees that if she is served with a subpoena or court order to testify (including but not limited to any such subpoena covered by paragraph 7(d) below) with respect to any matter involving her present or former relationship with the Company, the work she has performed, or present or former employees or clients of the Company, she shall, within 5 days of receipt of such subpoena or court order, notify the “Company”, c/o Automatic Data Processing, Inc., One ADP Boulevard, Roseland, New Jersey 07068, Attention: General Counsel.  If Executive does not provide such notice based upon written advice from her legal counsel that she is not legally permitted to provide such notice to the Company,

Executive agrees that she will request that the person, entity, court or agency serving such subpoena or court order provide notice consistent with this paragraph 3(l).

(m)        The parties agree that this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.   The parties agree that the Federal or State courts sitting in Newark, New Jersey shall have exclusive jurisdiction over the parties with respect to any dispute arising under or in connection with the Agreement, and the parties further agree to waive a trial by jury.  The parties agree that if any part or any provision of the Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.

4.           Executive agrees that any waiver on the part of the Company as to compliance with any of the terms and conditions of the Agreement shall not operate as a waiver of, or estoppel with respect to, any prior, subsequent or other failure by Executive to perform her obligations under the Agreement.

5.           Executive acknowledges that this is the entire agreement between the parties concerning the subject matter hereof.  Executive acknowledges that there are no representations by the Company, oral or written, not set forth in the Agreement upon which she relied in signing the Agreement.

6.           Section 409A:

(a)          The intent of the parties is that payments and benefits under this Agreement comply with or will be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          The parties agree and acknowledge that on Executive’s Separation Date, Executive will be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) and any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service” which would otherwise be made or provided during the six (6) month period following Executive’s separation from service shall instead be made or provided, in lump sum, on the first business day following the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of Executive’s “separation from service,” and (B) the date of Executive’s death.  Any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)          With respect to the payment or provision of any benefit constituting nonqualified deferred compensation subject to Section 409A (i) all expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(e)         For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)         Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A and none of the Company, its direct or indirect parents, subsidiaries or affiliates or any of their stockholders, employees or representatives shall have any liability to Executive with respect thereto.

7.           Release:

(a)         In consideration for the above, Executive (including any family members, agents, successors or assigns whose claim is based in whole or part on a Claim, as defined below) agrees to forever release, acquit and discharge Automatic Data Processing, Inc. and all its subsidiaries, affiliates, divisions and its and their employees, officers, directors, agents, carriers, and shareholders and its and their predecessors, successors and assigns (“Releasees”) from and against all claims, actions and causes of action, of every kind, nature and description without limitation, whether created by any constitution, statute, common law, regulation, municipal ordinance, executive order, contract, duty or obligation arising from any source which exist as of the date Executive signs the Agreement (“Claims”).  This release includes all Claims arising under all federal, state and local employment discrimination statutes, ordinances or regulations including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, and the Employee Retirement Income Security Act, and all other sex, sexual orientation, marital status, religion, race, national origin, veterans’, disability, age discrimination, whistleblower and anti-retaliation laws, including but not limited to, the New Jersey Conscientious Employee Protection Act, and the New Jersey Law Against Discrimination.  Executive expressly waives all rights she may have under such laws, and under any amendments thereto, any claims based on contract, tort, public policy, or any principle of law or equity, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief.

(b)         Except as set forth herein, Executive acknowledges, represents and warrants that the Company owes her no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement.  Executive further acknowledges that except as provided for herein, the Company shall not have any obligation to her or to any other person or entity for any other monies or benefits including, but not limited to, attorneys’ fees (except as provided below with respect to indemnification), car allowance, use of a Company car, relocation expenses, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with the Company, whether such agreement is express or implied.   The Company agrees that Executive is not releasing any claims or rights she may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when she was a director or officer of the Company or any affiliated company (including in each case and among other things any associated rights to attorneys’ fees), provided that Executive will not be entitled to assert, and she hereby waives, any claim for such indemnification and/or insurance coverage if and to the extent it would compensate her for any amounts owed to the Company under paragraph 7(c)(ii).

(c) (i)   Executive warrants that as of the date hereof (A) she has not filed any Claim against Releasees and (B) she is unaware of any conduct by any Releasees that she reasonably believes could form the basis of a material claim against the Releasees, other than those matters which may have been previously discussed with members of the Company’s legal department in connection with any pending or threatened litigation.

(ii)        A breach of paragraph 7(c)(i) shall entitle the Releasees to be indemnified and held harmless for any losses, including attorneys’ fees, as a consequence of such breach, provided the affected Releasee or Releasees shall have notified Executive in writing prior to the third anniversary of this Agreement of a loss or a claim against Releasees arising out of a breach of paragraph 7(c)(i), and provided further that Executive’s indemnification obligations hereunder shall be limited to the aggregate amount to be paid to

Executive under paragraphs 2(a), 2(b) and 2(c) hereunder.   Releasees shall retain control of the defense and settlement of any third party claims against Releasees that are the subject of indemnification hereunder.

 (d)        This release of all Claims shall not be construed to prohibit Executive from cooperating with the Equal Employment Opportunity Commission (“EEOC”) in an investigation by the EEOC of any matter, or responding to any subpoena or other lawfully issued process in any such investigation, except that Executive waives any monetary recovery in any lawsuit filed by the EEOC on behalf of Executive or a class in which she would otherwise be a member.

8.           Notification of Rights:

(a)         Executive has twenty-one days from receipt of the Agreement to consider it, and to return the signed Agreement to Michael A. Bonarti, General Counsel, Automatic Data Processing, Inc., One ADP Boulevard, M/S 450, Roseland, New Jersey 07068.  In order for Executive to fully understand her statutory rights and the legal effect of a waiver by Executive of those rights, she has the right to consult with an attorney.

(b)         If Executive elects to sign the Agreement it means that: (i) she has read the Agreement and understands it; (ii) she has not received any inducements to sign the Agreement other than what is set forth in the Agreement; (iii) she has had adequate opportunity to consult with an attorney of her choosing and has been advised to do so if she chooses; and (iv) she has signed the Agreement voluntarily and knowingly.

(c)         Executive understands and agrees that if she chooses to sign the Agreement before the expiration of the twenty-one (21) day consideration period, she has waived the remainder of that period.

(d)        After Executive has signed the Agreement, Executive may revoke her acceptance of it within seven (7) days from the date of her execution of the Agreement.  Revocation must be made by submitting a written revocation by hand delivery or certified mail, return receipt requested, to Michael A. Bonarti, General Counsel, Automatic Data Processing, Inc., One ADP Boulevard, M/S 450, Roseland, New Jersey 07068.  If revocation of the Agreement is not made within the seven (7) day revocation period, the Agreement will become final, binding and irrevocable on both parties.

9.           In consideration of the Company’s undertakings and agreements to her set forth herein, Executive agrees to reacknowledge her acceptance of the Agreement and its terms and conditions, without any changes, and before payment of any sums due her arising from the Agreement, on January 1, 2015 by signing a Release and Reacknowledgement in the form attached hereto as Exhibit A.  Payments will not begin until after the seven day revocation period in Exhibit A has lapsed without revocation of the Release and Reacknowledgement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and Automatic Data Processing, Inc. have executed the foregoing Agreement.

EXECUTIVE

By:	/s/ Regina R. Lee

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael A. Bonarti
Michael A. Bonarti
Vice President

EXHIBIT A

Release and Reacknowledgement Agreement (the “Agreement”)

The undersigned, Regina R. Lee, through and by her signature below, in consideration of the undertakings and agreements set forth in that certain Separation Agreement and Release between Regina R. Lee and Automatic Data Processing, Inc. entered into April 21, 2014 (the “Separation Agreement”):

1.           Reacknowledges her acceptance and agreement to the Separation Agreement as of the date set forth below, including but not limited to the release provision under paragraph 7, which provides:

(a)
In consideration for the above, Executive (including any family members, agents, successors or assigns whose claim is based in whole or part on a Claim, as defined below) agrees to forever release, acquit and discharge Automatic Data Processing, Inc. and all its subsidiaries, affiliates, divisions and its and their employees, officers, directors, agents, carriers, and shareholders and its and their predecessors, successors and assigns (“Releasees”) from and against all claims, actions and causes of action, of every kind, nature and description without limitation, whether created by any constitution, statute, common law, regulation, municipal ordinance, executive order, contract, duty or obligation arising from any source which exist as of the date Executive signs the Agreement (“Claims”).  This release includes all Claims arising under all federal, state and local employment discrimination statutes, ordinances or regulations including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Labor Management Relations Act, the Sarbanes Oxley Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, and the Employee Retirement Income Security Act, and all other sex, sexual orientation, marital status, religion, race, national origin, veterans’, disability, age discrimination, whistleblower and anti-retaliation laws, including but not limited to, the New Jersey Conscientious Employee Protection Act, and the New Jersey Law Against Discrimination.  Executive expressly waives all rights she may have under such laws, and under any amendments thereto, any claims based on contract, tort, public policy, or any principle of law or equity, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief.

(b)
Except as set forth herein, Executive acknowledges, represents and warrants that the Company owes her no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement.  Executive further acknowledges that except as provided for herein, the Company shall not have any obligation to her or to any other person or entity for any other monies or benefits including, but not limited to, attorneys’ fees (except as provided below with respect to indemnification), car allowance, use of a Company car, relocation expenses, stock, stock options, restricted stock, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with the Company, whether such agreement is express or implied.  The Company agrees that Executive is not releasing any claims or rights she may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when she was a director or officer of the Company or any affiliated company (including in each case and among other things any associated rights to attorneys’ fees), provided that Executive will not be entitled to assert, and she hereby waives, any claim for such indemnification and/or insurance coverage if and to the extent it would compensate her for any amounts owed to the Company under paragraph 7(c)(ii).

(c)
(i) Executive warrants that as of the date hereof (A) she has not filed any Claim against Releasees and (B) she is unaware of any conduct by any Releasees that she reasonably believes could form the basis of a material claim against the Releasees, other than those matters which may have been previously discussed with members of the Company’s legal department in connection with any pending or threatened litigation.

(ii) A breach of paragraph 7(c)(i) shall entitle the Releasees to be indemnified and held harmless for any losses, including attorneys’ fees, as a consequence of such breach, provided the affected Releasee or Releasees shall have notified Executive in writing prior to the third anniversary of this Agreement of a loss or a claim against Releasees arising out of a breach of paragraph 7(c)(i), and provided further that Executive’s indemnification obligations hereunder shall be limited to the aggregate amount to be paid to Executive under paragraphs 2(a), 2(b) and 2(c) hereunder.   Releasees shall retain control of the defense and settlement of any third party claims against Releasees that are the subject of indemnification hereunder.

(d)
This release of all Claims shall not be construed to prohibit Executive from cooperating with the Equal Employment Opportunity Commission (“EEOC”) in an investigation by the EEOC of any matter, or responding to any subpoena or other lawfully issued process in any such investigation, except that Executive waives any monetary recovery in any lawsuit filed by the EEOC on behalf of Executive or a class in which she would otherwise be a member.

2.           Acknowledges and agrees that (a) she has been advised to consult with her attorney before signing the Agreement; (b) she has been advised that she has 21 days from receipt of the Agreement to accept the terms and conditions set forth herein; (c) she has read and understood the Agreement; (d) she has reviewed the Agreement with her attorney or has elected not to do so; (e) after she signs the Agreement, she will have seven (7) days to revoke her acceptance of it; (f) any such revocation must be in writing and delivered or mailed by certified mail, return receipt requested, to Michael A. Bonarti, General Counsel, Automatic Data Processing, Inc., One ADP Boulevard, M/S 450, Roseland, New Jersey 07068; and (g) the Agreement is not effective or enforceable until seven (7) days after she has signed it.

Accepted and Agreed to on this
____ day of January, 2015.

By__________________________________
                        Regina R. Lee